Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

SHOALS TECHNOLOGIES GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share	Rule 457(r)(1)	29,900,000(2)	$22.25	$665,275,000	0.00011020	$73,313.31

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$665,275,000		$73,313.31

	Total Fees Previously Paid							N/A

	Total Fees Offsets							N/A

	Net Fee Due							$73,313.31

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement is being paid herewith in accordance with Rule 456(b) under the Securities Act, and represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-268610).

(2)	Includes 3,900,000 shares of Class A Common Stock that the underwriters have the option to purchase.